Exhibit 99.1

CELL THERAPEUTICS ANNOUNCES FDA’S ONCOLOGIC

DRUGS ADVISORY COMMITTEE TO REVIEW PIXANTRONE

FOR THE TREATMENT OF RELAPSED/REFRACTORY

AGGRESSIVE NON-HODGKIN’S LYMPHOMA, FEBRUARY 10, 2010

SEATTLE, December 17, 2009 — Cell Therapeutics, Inc. (CTI) (Nasdaq and MTA: CTIC) announced today that on February 10, 2010 the U.S. Food and Drug Administration’s Oncologic Drugs Advisory Committee (ODAC) will review the New Drug Application (NDA) for pixantrone for the treatment of relapsed/refractory aggressive non-Hodgkin’s lymphoma (NHL). ODAC is an independent panel of experts that evaluates data concerning the efficacy and safety of marketed and investigational products for use in the treatment of cancer and makes appropriate recommendations to the FDA. The FDA regulations indicate that although the FDA will consider the recommendation of the panel, the final decision regarding the approval of the product is made by the FDA.

“The upcoming ODAC meeting is a very important milestone in the NDA review process and we look forward to discussing the efficacy and safety data for pixantrone with the members of the panel and the FDA review team,” stated James A. Bianco, M.D., CEO of CTI. “As there are no other drugs currently approved in this setting, we believe that pixantrone would fulfill a significant unmet medical need for patients with relapsed/refractory aggressive NHL.”

At the ODAC meeting, committee members evaluate presentations of efficacy and safety data made by the pharmaceutical sponsor of the drug under review, FDA review staff, and occasionally third-party oncology experts in an open forum. Following the presentation, the committee members discuss questions posed by the Agency review staff and the meeting concludes with the committee voting on a recommendation to the FDA regarding approval.

Pixantrone is a fast track designated product which has been accepted for review by the U.S. Food & Drug Administration (FDA), with a Prescription Drug User Fee Act (PDUFA) date of April 23, 2010.

About Pixantrone

Pixantrone (BBR 2778), is a novel topoisomerase II inhibitor with an aza-anthracenedione molecular structure that differentiates it from the anthracyclines and other related chemotherapy agents. Anthracyclines are the cornerstone therapeutic for the treatment of lymphoma, leukemia, and breast cancer. Although they are sufficiently effective to be used as first-line (initial) treatment, they cause cumulative heart damage that may result in congestive heart failure many years later. As a result, there is a lifetime limit of anthracycline doses and most patients who previously have been treated with an anthracycline are not able to receive further anthracycline treatment if their disease returns. It also can be administered through a peripheral vein rather than a central implanted catheter as required for other drugs in this class.

www.CellTherapeutics.com

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

Sign up for email alerts and get RSS feeds at our Web site,

http://www.CellTherapeutics.com/investors_alert

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the securities of CTI. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive NHL as determined by the FDA (including ODAC), CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact: Dan Eramian T: 206.272.4343 C: 206.854.1200 F: 206.272.4434 E: deramian@ctiseattle.com www.celltherapeutics.com/press_room	Investors Contact: Ed Bell T: 206.272.4345 Lindsey Jesch Logan T: 206.272.4347 F: 206.272.4434 E: invest@ctiseattle.com www.celltherapeutics.com/investors

www.CellTherapeutics.com